Exhibit 99.5

TRADING DATA

Item 5(c) of Amendment No. 3 to the Schedule 13D and Exhibit 99.3 and Exhibit 99.4 to the Schedule 13D are incorporated herein by reference. Together with Item 5(c) of Amendment No. 3 to the Schedule 13D and Exhibit 99.3 and Exhibit 99.4 to the Schedule 13D, the following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. All such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Strike Price ($)	Expiration Date
SH Sagamore Master VIII Ltd.	12/8/2021	Buy	500,000	34.0060	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/9/2021	Buy	500,000	33.3750	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/10/2021	Buy	300,000	32.6260	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/13/2021	Buy	500,000	31.7640	Common Stock	N/A	N/A
SH Sagamore Master VIII Ltd.	12/14/2021	Buy	700,000	31.7820	Common Stock	N/A	N/A

* Trade represents a rebalancing transaction.